Exhibit 99.1
BLUESTEM BRANDS, INC. (parent only)
CONDENSED BALANCE SHEETS
AS OF JANUARY 28, 2011 AND JANUARY 29, 2010
(in thousands, except share information)

	January 28,	January 29,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,006	$2,391
Restricted cash	2,028	1,239
Amounts due from subsidiaries	302,398	249,129
Other current assets	78,462	69,872

Total current assets	383,894	322,631

INVESTMENT IN SUBSIDIARIES	(84,637)	(63,193)
OTHER ASSETS	21,684	18,585

TOTAL ASSETS	$320,941	$278,023

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Short-term debt	$10,508	$5,827
Derivative liabilities in our own equity	43,281	10,674
Other current liabilities	84,167	68,301

Total current liabilities	137,956	84,802

OTHER LONG-TERM LIABILITIES	37,253	36,419

MEZZANINE EQUITY:
Series B Preferred Stock, par value $0.00001 — 753,523,962 shares authorized; 752,181,500 and 750,839,038 issued and outstanding, respectively	65,199	61,389
Series A Preferred Stock, par value $0.00001 — 791,738,012 shares authorized; 749,995,554 shares issued and outstanding	132,740	122,916

SHAREHOLDERS’ DEFICIT:
Common stock, par value $0.00001 — 2,592,550,586 shares authorized; 333,670,246 and 322,028,884 shares issued and outstanding, respectively	3	3
Accumulated deficit	(52,210)	(27,506)

Total shareholders’ deficit	(52,207)	(27,503)

TOTAL LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS’ DEFICIT	$320,941	$278,023

BLUESTEM BRANDS, INC. (parent only)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JANUARY 28, 2011, JANUARY 29, 2010 AND JANUARY 30, 2009
(in thousands, except per share information)

	January 28, 2011	January 29, 2010	January 30, 2009
Net sales	$521,307	$438,189	$423,338
Cost of sales	231,447	189,206	182,146

Gross profit	289,860	248,983	241,192

Sales and marketing expenses	130,091	109,384	110,404
Net credit expense (income)	64,034	59,387	39,617
General and administrative expenses	74,885	59,601	49,010
Loss from derivatives in our own equity	32,607	6,500	—
Interest expense, net	6,094	5,500	5,527

(Loss) income before income taxes	(17,851)	8,611	36,634
Income tax expense	11,618	8,956	828

(Loss) income before equity in net income (loss) of subsidiaries	(29,469)	(345)	35,806
Equity in net income (loss) of subsidiaries	17,945	9,567	(34,471)

Net (loss) income	(11,524)	9,222	1,335
Series B Preferred Stock accretion	(3,710)	(3,491)	(2,399)
Series A Preferred Stock accretion	(9,824)	(9,111)	(8,890)

Net loss available to common shareholders	$(25,058)	$(3,380)	$(9,954)

Net loss per common share:
Basic	$(0.1138)	$(0.0188)	$(0.0691)
Diluted	(0.1138)	(0.0188)	(0.0691)

Weighted-average common shares used in computing net loss per common share:
Basic	220,181	179,757	144,114
Diluted	220,181	179,757	144,114

BLUESTEM BRANDS, INC. (parent only)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JANUARY 28, 2011, JANUARY 29, 2010 AND JANUARY 30, 2009
(in thousands)

	January 28, 2011	January 29, 2010	January 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$21,725	$46,002	$62,750

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets — including internal-use software and website development	(11,927)	(8,769)	(5,755)
Investment in subsidiaries	39,389	10,485	(69,148)
(Increase) decrease in restricted cash — net	(789)	815	(1,814)

Net cash provided by (used in) investing activities	26,673	2,531	(76,717)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in subsidiary borrowings	(53,269)	(43,708)	(38,646)
Net increase (decrease) in short-term borrowings	3,349	(3,001)	(12,400)
Proceeds from long-term borrowings	—	—	491
Repayments of other long-term borrowings	(35)	(32)	(10)
Issuance of Series B Preferred Stock	100	—	55,499
Issuance of common stock	72	77	18

Net cash (used in) provided by financing activities	(49,783)	(46,664)	4,952

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,385)	1,869	(9,015)

CASH AND CASH EQUIVALENTS — Beginning of year	2,391	522	9,537

CASH AND CASH EQUIVALENTS — End of year	$1,006	$2,391	$522

BLUESTEM BRANDS, INC. (parent only)
NOTES TO CONDENSED FINANCIAL STATEMENTS
AS OF JANUARY 28, 2011 AND JANUARY 29, 2010 AND
FOR THE YEARS ENDED JANUARY 28, 2011, JANUARY 29, 2010 AND JANUARY 30, 2009

1.	BASIS OF PRESENTATION AND RELATED PARTY TRANSACTIONS
Incorporated by reference are Bluestem Brands, Inc. consolidated statements of common stockholders’ equity in the Consolidated Financial Statements.
Basis of Presentation — The condensed financial information of Bluestem Brands, Inc. is presented to comply with Rule 12-04 of Regulation S-X. Bluestem Brands’ investments in subsidiaries are presented under the equity method of accounting. Under this method, the assets and liabilities of subsidiaries are not consolidated. The investments in net assets of the subsidiaries are recorded in the balance sheets. The net (loss) income from operations of the subsidiaries is reported on a net basis as equity in income (loss) of subsidiaries. These financial statements that have not been previously presented have been prepared on the same restated basis as the consolidated financial statements of Bluestem Brands, Inc. for the fiscal year ended January 29, 2010.
Related Party Transactions — Bluestem Brands presents its related party receivables net of payables. At January 28, 2011 and January 29, 2010, amounts due from subsidiaries represent a net receivable due from Bluestem Fulfillment, Inc.